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JUNIPER NETWORKS NAMES ROBERT MUGLIA EXECUTIVE VICE PRESIDENT OF SOFTWARE

Former Head of Microsoft’s Server and Tools Business and Cloud Computing Platform to Lead Juniper’s
Software Solutions Division

SUNNYVALE, Calif., July 25, 2011 — Juniper Networks (NYSE: JNPR) today announced that Robert Muglia will be joining the company as executive vice president of the Software Solutions Division. In this newly created role, Muglia will oversee the company’s end-to-end software strategy and lead the newly formed Software Solutions Division. He joins the company from Microsoft (NASDAQ: MSFT) and will report directly to Juniper CEO Kevin Johnson.

By centralizing its software business under Muglia’s leadership, Juniper is further sharpening its focus on systems and software as the two core engines of growth for the company. Juniper’s software business is already a key differentiator for the company that drives customer adoption of solutions including industry leading Juniper Networks® SRX Series and vGW Series security offerings, MobileNext™ core for mobile operators, the Junos® Pulse mobile security suite for managing devices, and the Junos Space platform for developing and deploying network applications. The company plans to further accelerate this momentum as Muglia assumes his new role.

“We are excited to have a leader of Bob’s caliber coming on board to lead Juniper’s software initiatives, and I’m confident that his vision, management savvy and technical expertise will bring tremendous value to our organization,” said Kevin Johnson, CEO of Juniper Networks. “As we continue to execute on our growth strategy centered on systems and software, we look forward to Bob playing a central role in extending our leadership position in network-powered software solutions.”

Over the past 23 years, Muglia has served in leadership positions across all of Microsoft’s business groups, including Developer, Office, Mobile Devices, Windows NT and Online Services. Most recently, Muglia served as president of Microsoft’s $15 billion Server and Tools Business (STB), where he was responsible for infrastructure software, developer tools and cloud platforms, including products such as Windows Server, SQL Server, Visual Studio, System Center and the Windows Azure Platform. During his tenure leading STB, revenues increased by 50 percent.

“I have long respected Juniper for its disruptive approach to solving the toughest networking problems and for its networking vision that is simple, open and programmable,” said Muglia. “I am thrilled to be joining Kevin and his team and look forward to contributing to the company’s continued success and momentum in the marketplace.”

About Juniper Networks

Juniper Networks is in the business of network innovation. From devices to data centers, from consumers to cloud providers, Juniper Networks delivers the software, silicon and systems that transform the experience and economics of networking. Additional information can be found at Juniper Networks (www.juniper.net).

Juniper Networks and Junos are registered trademarks of Juniper Networks, Inc. in the United States and other countries. The Juniper Networks, MobileNext and Junos logos are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

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